Exhibit 1

Transactions in Securities of the Issuer Since the Filing of Amendment No. 2

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price Per Share ($)	Date of Purchase/Sale

325 CAPITAL LLC (though the Separately Managed Accounts)

Sale of Common Stock	127,406	29.4451	05/30/2025
Sale of Common Stock	79,791	29.3277	06/02/2025
Sale of Common Stock	54,913	29.3247	06/03/2025
Sale of Common Stock	27,523	27.9639	06/04/2025
Sale of Common Stock	103,522	28.2109	06/05/2025
Sale of Common Stock	214,396	28.0361	06/06/2025